EXHIBIT 2C


                           PURCHASE AND SALE AGREEMENT


       This Agreement is made and entered into as of the 31st day of January, 1996, by and between Vaughn Communications, Inc. a Minnesota corporation with its principal offices in Minneapolis, Minnesota ("Buyer"), and Indian Arts and Crafts, Inc., a Washington corporation with its principal offices in Seattle, Washington ("Seller") or ("Company"), and Howard Lowen, Jeanette Lowen, Janice Lowen, Howard Lowen (trustee for David Lowen), and Howard Lowen (trustee for
Daniel Lowen).   ("Shareholders").

       WHEREAS, Seller is engaged in the sale and distribution of gift products.

       WHEREAS, the Buyer wishes to purchase and the Seller wishes to sell certain of the assets of the Seller on the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the representations, warranties and covenants of Seller and Buyer set forth herein, Buyer and Seller hereby agree as follows:

1.  Purchase and Sale

       1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell, assign and transfer to Buyer its Assets and Liabilities as is set forth on Exhibits A, B, C, D, E, F, G, H and I to this Agreement, and Buyer hereby agrees to purchase and acquire such assets and liabilities.

2.  Definitions

       2.1 As used throughout this Agreement the following words and phrases shall have the following meanings:

              (A) AGREEMENT means this Purchase and Sale Agreement by and between Seller and Buyer along with all schedules and exhibits and amendments thereto.

              (B) ASSETS means all those assets purchased hereunder including all Fixed Assets, Intangibles, Inventory, Accounts Receivable, Notes Receivable, and Other Assets and including, without limitation, all assets of every type and nature, used in Seller's Business or owned by the Company, unless specifically excluded herein below, all of which shall be free and clear of all liens, except Permitted Liens.

              (C) LIABILITIES means only those liabilities which are identified in writing in this Agreement including Current Liabilities, Notes and Contracts payable, and Other Liabilities so identified.


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

              (D) BUSINESS means the sale and distribution of gift products as is presently conducted by Seller.

              (E) CLOSING or CLOSING DATE means effective as of January 1, 1996, or such later date as the parties mutually agree to, the date on which the transaction contemplated by the Agreement shall be completed. Buyer and Seller recognize the need to perform the obligations, obtain the rights and complete the transactions contemplated by the Agreement within the time periods herein specified.

              (G) ACCOUNTS AND NOTES RECEIVABLE means all accounts and notes owed to the Seller identified in Exhibit B attached hereto.

              (H) INVENTORY means all finished goods, raw materials, work in process, supplies and inventory of Seller identified in Exhibit C attached hereto.

              (I) OTHER ASSETS means those assets identified in Exhibit D attached hereto including all Personal Property owned by the Company, prepaids, insurance policies, letters of credit, claims, receivables and tax refunds and all other assets used in the business.

              (J) INTANGIBLES means all items necessary to the operation of the business which are not tangible including: noncompete agreements, licenses, contracts to which the Company is a party, any life insurance policies, warranties on equipment, software programs, business and financial records relating to the business, computer records and tapes, copyrights, copyright applications, corporate names, customer lists and records, goodwill, patents, patent applications, proprietary information, trademarks, trademark applications, trade names, trade secrets, and any and all of Seller's rights to any in the foregoing as are identified in Exhibit E attached hereto.

              (K) FIXED ASSETS means all equipment, accessories, machinery and fixtures used in the business identified in Exhibit F attached hereto.

              (L) CURRENT ASSETS means all Accounts and Notes Receivable, net of reserve for bad debt, Inventory and other current Assets identified on Exhibits A through E.

              (M) CURRENT LIABILITIES means accounts payable, current portion of long term debt, and accrued taxes and other accruals identified in Exhibit G attached hereto. Taxes or other liabilities not yet payable at the Closing Date for which no reserve or appropriate accrual has been made will not be assumed by Buyer and shall be retained by Seller and paid as and when due.

              (N) NOTES AND CONTRACTS PAYABLE means all debt owed or contracts to pay by the Seller identified in Exhibit H attached hereto.

              (O)   OTHER LIABILITIES means those liabilities identified in
       Exhibit I attached hereto.

              (P) PERMITTED LIENS means those liens, encumbrances, security interests or other charges shown on Exhibit J attached hereto to which the Assets will be subject after the Close.


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

              (Q) CLOSING DATE SHAREHOLDERS' EQUITY means the amount shown on the January 31, 1996 Audited Financial Statement of the Company as Shareholders' Equity, which is then adjusted to the Closing Date to reflect changes occurring in the ordinary course of business between January 31, 1996 and Closing.

              (R) MARKET VALUE means the average of the closing prices quoted by the NASDAQ National Market System on the Buyers Common Stock for the 10-day period ending 7 days prior to the Closing Date.

3.  Purchase Price

       3.1 Amount: Subject to any adjustments to which the Buyer or Seller may be entitled in accordance with other Sections of this Agreement, the total purchase price to be paid by Buyer shall be the sum of the Total Closing Date Shareholders' Equity of the Company (which contemplates the assumption of certain of Sellers' liabilities by Buyer, as provided herein) plus $500,000 Dollars, payable as follows:

              (A) At the Closing, the Buyer shall deliver certificates of the Buyers Common Stock issued in the name of the Seller or Shareholders, as the Seller may direct, representing market value of $1,250,000.

              (B) The sum of Seven Hundred Fifty Thousand Dollars ($750,000) at Closing by delivery of a Promissory Note ("Note II") in the form attached hereto as Exhibit K issued by Buyer to Seller, secured pursuant to a Security Agreement in the form attached hereto as Exhibit L; and

              (C) The sum of Two Hundred Fifty Thousand Dollars ($250,000) at Closing by Delivery of a Promissory Note ("Note I") in the form attached hereto as Exhibit M issued by Buyer to Seller, secured pursuant to a Security Agreement in the form attached hereto as Exhibit L; and

              (D)   The sum of ______________________ Dollars ($__________)
       shall be paid at Closing to the Seller in cash, certified check or wire transfer to accounts designated in writing by the Sellers. This cash consideration will be determined, in advance of Closing, to be the amount remaining after the Total Closing Date Shareholders' Equity increased by $500,000 is reduced by the $1,250,000 Stock and $1,000,000 Note obligations. In the event that the January 31, 1996 Financial Statements are not available on the Closing Date, the parties may agree to a cash payment at Closing which is 80% of the audit firm's best estimate of the cash consideration payable, to be followed by an additional cash payment of the remaining Purchase Price promptly when the Financial Statement is available to the parties and the Total Closing Date Shareholders' Equity can be determined.

              (E) Furthermore, notwithstanding anything to the contrary in this Agreement and in addition to the above (A) through (D), Buyer shall also assume all liabilities of Seller with respect to required continued health coverage under the provisions of COBRA and shall indemnify and hold Seller harmless from said liabilities. Seller shall terminate its health insurance plan prior to Closing.


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

       3.2 Allocation: It is agreed that the purchase price to be paid Seller by Buyer under the terms of this Agreement shall be allocated among the Assets to be purchased as will be set forth in Exhibit O prepared by Buyer and Seller prior to Closing. The parties agree to report or cause the reporting of this transaction for state and federal income tax purposes on a basis consistent with and reflecting the allocation of purchase price set forth in Exhibit O as of the Date of Closing. State sales tax payment due at Closing will be the obligation of the Buyer. Buyer will allocate the purchase price to the assets purchased at the same value shown on IAAC's final Balance Sheet and the remaining purchase price to goodwill.

       3.3 Shareholder Consent: The Shareholders of the Company hereby consent to the terms of this Agreement. The parties expressly acknowledge that the Shareholders shall be liable for certain obligations of Seller pursuant to
Section 11.3(c) of this Agreement and are parties hereto for the purpose of consenting to the terms hereof.

       3.4    Stock Restriction:   Seller and Shareholders acknowledge and agree
that the shares of common stock comprising the Stock Consideration have not been and will not be registered with the SEC or any state securities regulatory agency and as such may not be sold, pledged or otherwise transferred without such registration or an exemption therefrom. Seller and Shareholders also acknowledge and agree that the shares comprising the Stock Consideration are restricted securities pursuant to SEC Rule 144 and as such cannot be resold or otherwise transferred for a period of two (2) years from the date of issuance, and then only in accordance with the restrictions imposed by Rule 144, unless such shares are earlier registered for resale with the SEC. Seller and Shareholders agree to give Buyer at Closing an Investment Letter in the form of Exhibit AA.

       Seller and Shareholders agree to timely make all filings with the SEC required under the Securities Exchange Act of 1934 with respect to their ownership of the Stock Consideration (including, if required and without limitation, Initial Statements of Beneficial Ownership on Form 3, Statements of Changes of Beneficial Ownership on Form 4, and Annual Statements of Changes of Beneficial Ownership on Form 5) for as long as they or their Affiliates (as defined in the Securities Exchange Act of 1934) continue to own the Stock Consideration; provided, however, that Buyer prepares all necessary documents for execution by Seller and Shareholders with information timely provided by Seller and Shareholders.

4.  Conduct of the Business

       4.1 The Seller covenants and agrees that, except as otherwise expressly provided herein or upon the written consent of Buyer, between the date hereof and the Closing Date, the Company will conduct its business and affairs only in the ordinary course and consistent with its prior practices;

              (A) maintain, keep and preserve the Company and Assets in the same condition as the date hereof, ordinary wear and tear excepted;

              (B)   preserve intact the Company's business and organization;

              (C) preserve for the benefit of Buyer the goodwill of the Company's suppliers and customers and others having business relations with it and use its best efforts to retain the employees of the Company;

              (D) pay and perform all of the Company's liabilities as and when due;

              (E) give Buyer prompt written notice of any material change in the representations and warranties made in Section 5 hereof or the Exhibits referred to herein which occurs prior to the Closing Date; PROVIDED that such notification shall not relieve Sellers or the Company of any of their obligations hereunder;

              (F) not enter into any contract, agreement, commitment, understanding or arrangement outside of the ordinary course of business except payment of certain deferred rent, and it will not cancel, modify, renew or amend any Contract or Lease other than in the ordinary course of business;

              (G) not perform, take any action or incur or, permit to exist any change, event or condition which has a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, or prospects of the Company, including but not limited to the contracting for or incurring of any expense in connection with opening any additional Company facility;

              (H) not cancel any License or permit any of the Licenses to expire or not be renewed;

              (I) not sell or dispose of any of the Assets (except for the use of inventory and replacement of damaged or defective equipment or materials in the ordinary course of business, or as listed on Exhibit W hereto), or permit the creation of any mortgage, pledge, lien or other encumbrance, security interest, or imperfection of title thereon or with respect thereto, except for liens for taxes not yet due and payable;

              (J) not take any action or permit to exist any condition which would cause any of the representations and warranties of Seller contained in the Agreement to be untrue in any material respect as of the Closing Date;

              (K) maintain its books and records in accordance with prior practices;

              (L) not cancel, compromise, excuse, forgive, postpone or apply any portion of a customer deposit to any Account Receivable;

              (M) not offer or provide special incentives to induce customers to purchase goods from the Company other than incentives offered or provided in a manner consistent with the Company's reasonable past business practices;

              (N)   not amend the Company's Articles of Incorporation or Bylaws;

              (O) not issue or commit to issue any additional shares of capital stock or any other securities;

              (P) not issue, sell or grant any option, warrant or right to acquire or otherwise dispose of any of its authorized but unissued capital stock or other securities (or commit to do any of the foregoing);

              (Q) not repurchase or redeem any shares of its capital stock or commit to do so or make any distributions in respect of its capital stock, except for the customary distribution of 40% of pre-tax income to the shareholders for tax payment purposes.

              (R) not make any increase in the compensation payable to the Company's employees, officers, directors, consultants or agents;

              (S) not terminate any employee of the Company, and promptly notify Buyer in writing of any employee of the Company voluntarily terminating his or her employment;

              (T) not make any Lease payments in excess of amounts historically paid by the Company; or

              (U) not discharge, remove, suspend or terminate any officer of the Company, not hire any person as an officer or to serve in an executive capacity on behalf of the Company.

       4.2 The Seller covenants that it will not sell, assign, transfer, encumber or grant any option, warrant or right to acquire any of the Shares or rights therein, or otherwise dispose of any of the Shares or rights therein, nor will it commit to do any of the foregoing.

       4.3 Access to Books, Records and Premises: From the date of this Agreement through the Closing Date, Seller shall cause the Company to grant Buyer and its authorized representatives full access to the properties, books and records, premises, employees, distributors, customers and auditors of the Company during reasonable business hours for purposes of enabling Buyer to fully investigate the business of the Company. Seller shall cause the Company to deliver monthly financial statements to Buyer as described in Section 5.7 from the date of this Agreement through the Closing Date, which statements shall be prepared on a basis consistent with generally accepted accounting principles and with the financial statements of October 31, 1995. Any information obtained by Buyer in connection with such review shall be maintained by Buyer on a confidential basis (subject only to review by Buyer's counsel and accountants), and shall not be disclosed to any other person in the event that the transactions contemplated by this Agreement are not consummated.

       4.4 Risk of Loss: The risk of loss shall remain with Seller until the Closing Date, and Seller shall continue in force any and all fire, casualty, theft or other insurance policies relating to the Business and Assets of the Company.

       4.5 Additional Schedules: Within twenty (20) days after the date of this Agreement, Seller shall cause the Company to prepare and to deliver to Buyer each of the following schedules:


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

              Schedule 4A: This schedule sets forth a list of all equipment, machinery, furniture, fixtures, furnishings, leasehold improvements and other similar property that are owned by the Company and that are being used by the Company in connection with the Business conducted by it.

              Schedule 4B: This schedule lists each motor vehicle owned or leased by the Company, together with vehicle identification numbers, any outstanding loan against such vehicle, the person to whom the vehicle is assigned and the location of the vehicle.

              Schedule 4C: This schedule lists all Intangible personal property used by the Company in the conduct of its trade or Business, including without limitation, software, computer systems, all trademarks, trade names, service names, service marks, copyrights, patents, patent licenses, applications for any and all of the foregoing and registrations thereof owned by the Company or used in its operations.

              Schedule 4D: This schedule lists each policy of fire, liability and other forms of insurance owned by the Company, the amount of premium thereon and the expiration date thereof. Also listed are the policy numbers and dates and insurers name and address for each policy owned in prior years.

              Schedule 4E: This schedule lists all permits, licenses and other approvals and authorizations which are necessary to conduct the Business of the Company and sets forth the title, issuing agency and expiration thereof and indicates which of such permits, licenses and approvals are not possessed or held by the Company.

              Schedule 4F: This schedule lists all personal property owned by any third parties (whether a customer, supplier or other person) in the possession of the Company or for which the Company is responsible, other than leased property set forth on schedule 4K or 4L.

              Schedule 4G: This schedule lists each bank or other financial institution in which the Company has an account or depository arrangement, together with the names of all persons authorized to take any actions with respect thereto.

              Schedule 4H: This schedule lists each employee of the Company and the position, title, remuneration (including any scheduled salary and remuneration increases), the date of employment and accrued vacation pay of each such employee and the date and amount of last salary review and increase.

              Schedule 4I: This schedule lists the amount of sales made during fiscal years ending 1993, 1994, and year-to-date 1995, to the Company's fifteen (15) largest accounts, the principal contact at each such account and the Company's responsible sales employee for each such account.

              Schedule 4J: This schedule contains a true and complete description of all real properties owned by the Seller or Shareholders which are used in the Business and will be leased by the Buyer, including the legal description thereof. This schedule may be filled by reference to the Lease (Exhibit T).

              Schedule 4K: This schedule lists and describes each lease for real property, whether written or oral, to which the Company is a party, together with the term, rental and other material provisions thereof, and any other instrument under which the Company claims or holds an interest in real property owned by another person. Include a description of any underground storage tanks owned or leased. Furnish copies of all such leases.

              Schedule 4L: This schedule lists and describes each lease for, or license for the use of equipment or personal property, whether written or oral, to which the Company is a party, together with the term, rental, security agreements, and other material provisions thereof (ref. Exhibit
       H).  Furnish copies of all such leases or licenses.

              Schedule 4M: This schedule lists the Accounts Receivable aged as of the most recent month-end (ref. Exhibit B).

              Schedule 4N: This schedule lists the following agreements, whether oral or written, to which the Company is a party, as of the date of such schedule, to the extent such agreements are not set forth in other schedules. Furnish copies of all such agreements.

              a) Each contract, agreement or arrangement made in the ordinary course of business by the Company, not terminable by the Company on thirty (30) days notice or less and involving an expenditure of more than $1,000.00 for purchase of any services, materials, supplies or equipment.

              b) Each contract, agreement or commitment for the same by the Company for delivery of its products or services over a period of more than thirty (30) days from the date of this agreement and for an aggregate price of more than $5000.00.

              c) Each contract or commitment for capital expenditures of any amount.

              d) Each contract continuing over a period of twelve (12) months or more from its date, which cannot be terminated by Seller upon thirty (30) days notice, or less.

              e) Each agreement for the sale of any capital equipment or real property.

              f) Each employment contract or agreement relating thereto between the Company and any officer, consultant, director or employee, including any bonus, incentive or deferred compensation plans, any confidentiality or non-compete agreements, and any arrangements which encourage or compensate Company's employees to stay with Company following the Closing Date.

              g) Each plan or contract or arrangement of the Company, providing for pensions, life insurance, medical insurance, disability insurance, vacations and other employees' benefits or compensation plans, whether formal or informal.


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

              h) Each agreement, if any, with any union covering employees in the bargaining unit represented by such union.

              i) Each agreement not made in the ordinary course of the Company's business.

              j) Each contract between the Company and any dealer, distributor, broker, agent or sales representative.

              k)     Each contract or agreement relating to the property
                    listed in Section 4.5 Schedule 4C to be delivered to Buyer by Seller.

              l) Each agreement not otherwise listed on Section 4 to which the Company is a party or which has, or may have, a material effect on the Company or its future business prospects.

       True and correct copies of all documents listed in any schedule delivered pursuant to this Section 4 have heretofore been delivered or made available to Buyer or will be made available prior to closing and will upon request by Buyer be signed by an officer of the Company for identification.

       4.6 Updating of Schedules: Between the date of this Agreement and the Closing Date, Seller shall deliver to Buyer updated Schedules to reflect any material changes in the Schedules delivered to Buyer pursuant to Section 4.5 of this Agreement. On the Closing Date, Seller shall deliver to Buyer an officer's certificate confirming the accuracy, as of the Closing Date, of each of the Schedules delivered to Buyer pursuant to this Agreement; provided, however, that Buyer shall not be obligated to proceed with the closing of the transactions contemplated by this Agreement if there are material adverse changes from the Schedules initially delivered to Buyer.

       4.7 Contractual Obligations: Buyer agrees to assume only the obligations identified in Exhibits G, H and I. Buyer's agreement to assume the obligations is limited to those obligations for which Seller has provided to Buyer, prior to Closing, a true and complete copy of each and every writing evidencing such obligation.

5.  Representations and Warranties of Seller

       Seller hereby represents and warrants to Buyer that:

       5.1 General: The statements set forth in Sections 4 and 5 of this Agreement are true, accurate, complete and not misleading in any respect on the date of this Agreement and will remain so as of the Closing.

       5.2 Standing: Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington.
Seller has all the necessary corporate powers to own properties, and to carry on the business as now owned and operated by it. Seller is qualified to do business in each state or jurisdiction where its failure to so qualify would materially adversely affect its ability to transfer the assets to Buyer as required hereunder.


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

       5.3 Authority: Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and no approval or consent of any person, authority or entity that has not been obtained is necessary in connection herewith. The execution and delivery of this Agreement by Seller has been duly authorized by its Board of Directors and by all requisite shareholder action.

       5.4    Material Change:  Since October 31, 1995 the Company has not:

              (A) sold, transferred, leased to others or otherwise disposed of any assets, except as listed on Exhibit W, and except for (i) inventory and/or services sold in the ordinary course of business, and (ii) assets which are not material to the operation of the Company's business; canceled or compromised any material debt or claim; or waived, compromised or released any right, except for rights which are not material to the operation of the Company's business;

              (B) suffered any damage, destruction or loss (whether or not covered by insurance) that has materially and adversely affected the Assets, the Company or the Company's business or prospects;

              (C) encountered any labor union organizing activity or had any actual or threatened employee strike, work stoppage, slowdown or lockout;

              (D) transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention, franchise or similar rights, or modified any existing right with respect thereto;

              (E) instituted, been named as a party, settled or agreed to settle any litigation, action or proceeding before any court or governmental body;

              (F) failed to replenish the Company's inventories and supplies in a normal and customary manner consistent with the Company's prudent business practices, nor made any purchase commitments in excess of the normal, ordinary and usual requirements of the Company's business or at any price materially in excess of the then current market price, or upon terms and conditions more onerous in any material respect than those usual and customary in the Company's business, nor made any material changes in the Company's marketing, selling, pricing, advertising, or personnel practices inconsistent with the Company's past practices;

              (G) failed to pay its liabilities as and when due in the ordinary course of the Company's business;

              (H) suffered any change, event or condition which has materially and adversely affected the Company's condition (financial or otherwise), properties, assets, liabilities, business or prospects;

              (I) failed to maintain its facilities and equipment in a commercially prudent and reasonable manner;

              (J) entered into any transaction, contract or commitment other than in the ordinary course of the Company's business, except for transactions, contracts or commitments for which the Company's total obligation does not exceed in the aggregate $10,000;

              (K) incurred any obligation or liability, absolute, contingent or otherwise, whether due or to become due, except liabilities for trade or business obligations incurred in the ordinary course of the Company's business, and except for obligations or liabilities for which the Company's total obligation does not exceed in the aggregate $10,000;

              (L) created or assumed any mortgage, pledge, lien or encumbrance upon any of the Assets that will survive the Closing;

              (M) made any material writedown of the value of any of the Assets;

              (N) made any increase in the compensation of the employees of the Company, or any increase in compensation payable to any officer or director of the Company, except as indicated on Exhibit X, or any increase in compensation payable to any employee, consultant or agent of the Company;

              (O) canceled, compromised, excused, forgiven, postponed or applied any portion of a customer deposit to any Account Receivable except that in the ordinary course of business the Company may apply all or a part of a customer deposit to a customer account which has been terminated; or

              (P) other events or conditions that have or might have a material adverse affect on the business.

       5.5 No Liens or Encumbrances: The Company has good and marketable title to all of the personal property and assets, tangible and intangible, employed in the operation of its business, free of any mortgages, liens, claims, charges, leases, security interests, pledges, easements, encumbrances and title retention agreements of any kind whatsoever except such property and assets as may be leased by the Company pursuant to leases described on Schedules 4B, 4K, 4L, delivered pursuant to Section 4.5 or pledged to secure debts described on Exhibit H (which pledge or security interest will be listed and described on Exhibit H).

       5.6 Liabilities: There are no liabilities, responsibilities, debts, claims or obligations known or unknown, liquidated or contingent, fixed or contingent related to the assets or the business which could become the obligation or responsibility of Buyer other than those set out on Exhibits G, H and I. All other liabilities shall be retained by Seller and are expressly not assumed by Buyer.

       5.7 Financial Statements: Financial statements of the Company ("Financial Statements") are attached to this Agreement as Exhibit P and will have been furnished to Buyer as follows:

              (A) Unaudited balance sheets of the Company as of December 31, 1995, and reviewed statements of income and expenditures, retained earnings and statement of change in financial position for the fiscal years then ended will be furnished by March 31, 1996; and

              (B) Unaudited balance sheets of the Company as of October 31, 1995, November 30, 1995, and all other months prior to closing, and the unaudited statements of income for the fiscal periods then ended, prepared by the Company, will be furnished within twenty (20) days of month end.

In the opinion of Management, such Financial Statements present fairly and accurately in all material respects the results of operations of the Company for the periods covered by such statements, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with past practices, and include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the Company's Business operations for the periods covered by such statements.

       5.8 No Defaults: Schedules 4D, 4K, 4L, and 4N accurately and completely list all Contracts or Leases to which the Company is a party or by which it is bound or affected. All Contracts required to be listed on these Schedules are valid and binding, enforceable in accordance with their respective terms, and in full force and effect. Except as noted on Exhibit V, there is not under any Contract any default by the Company, or, to the knowledge of Seller, any other party thereto, or event which, after notice or lapse of time, or both, would result in a default which would enable any party thereto to terminate such Contract. Except as expressly set forth in Exhibit V, neither the Sellers nor the Company have knowledge of any intention by any party to any Contract to (1) terminate or amend the terms thereof, (2) refuse to renew the same upon expiration of its term, or (3) renew the same upon expiration only on terms and conditions which are more onerous than those pertaining to the existing Contract. True and complete copies of all Contracts (together with any and all amendments thereto) and a copy of the Company's forms of invoices and purchase orders have been delivered to Buyer. Except as reflected in Exhibit V, none of the Contracts relating to Personal Property would be classified for accounting purposes as capital or financing leases. Other than the Contracts, the Company requires no contract, agreement, license, franchise or permit to enable it to carry on its business substantially as presently conducted. None of the Contracts would be breached by virtue of the consummation of the transactions contemplated hereby, and the consummation of the transactions contemplated hereby will not affect the validity, enforceability or continuation of any of the Contracts. All such Contracts are assignable to Buyer and will be assigned to Buyer at Closing along with the consent, if required, of the parties thereto.

       5.9 Inventory: All inventories reflected in the Financial Statements are stated at the average cost or such cost as complies with GAAP and, as so stated, are in good condition and are currently usable or salable, in the ordinary course of business of the Company, without discount.

       5.10 Accounts and Notes Receivable: The accounts and notes receivable of the Company as set forth in Exhibit B are valid, assignable and enforceable obligations due to the Company and shall be collectible by the Company without reduction or setoff in the ordinary course of business. The goods and services sold and delivered by the Company that gave rise to such accounts and notes receivable were sold and delivered in conformity with the applicable purchase orders, agreements and specifications.

Such accounts and notes receivable are subject to no valid defense or offsets except routine customer complaints of an immaterial nature.

       5.11 Taxes: The Company has filed all income, excise, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof and has paid all taxes and assessments relating to the time periods covered by such returns or reports. The amounts set up as provisions for taxes in the Financial Statements are sufficient for the payment of all unpaid federal, state or local taxes of the Company accrued for or applicable to all periods ended on or prior to the date of this Agreement, or which may subsequently be determined to be owing by the Company with respect to all periods ending on or prior to the Closing Date. There are no present disputes as to taxes of any nature payable by the Company. The most recent tax year for which the Company's federal income tax returns have been audited by the Internal Revenue Service is its tax year ending
___________________.

       5.12 Lawsuits, Proceedings, etc.: Except as described on Exhibit Q there is no action or proceeding (whether or not purportedly on behalf of the Company) pending or, to the best knowledge of Seller, threatened against the Company, nor, to the best knowledge of Seller, does there exist any basis therefor, which might result in any adverse change in the condition, financial or otherwise, of the Company's Business or Assets. No order, writ or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Company's Assets or properties or in the financial condition of the Company or its Business. The Company is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.

       5.13   Regulatory Violations:

              (A) The Company is not currently being charged with nor, to the best knowledge of Seller, is it operating its Business in violation of the federal Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder, the Environmental Quality Improvement Act of 1970, or the regulations promulgated thereunder, or any other applicable law or regulation relating to the environment or occupational health and safety.

              (B) Except as disclosed in Exhibit R, (i) the Company has not received written notice of any violation by the Company of any Environmental Law, and, to the Seller's knowledge, no condition or event has occurred which, with notice or passage of time or both, would constitute a violation of any Environmental Law; (ii) no pollutants, contaminants or hazardous or toxic wastes, substances or materials, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, or any other similar Federal, state or local statute, have been manufactured, generated, stored, handled, disposed, buried, dumped or used on, at or in connection with the Real Property, or to the Seller's knowledge, by any other occupant of the Real Property; (iii) no asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs), PCB compounds, or other pollutants, contaminants, hazardous or toxic wastes, substances or materials have been placed on the Real Property by the Seller, or to Seller's knowledge, by any other occupant of the Real Property, nor have they been used in the construction, repair, or alteration of any portion of the Real Property by the Seller, or to the Seller's knowledge, by any other occupant of the Real Property; and (iv) there are no above-ground or underground storage tanks, wells, pools, settling ponds, traps, drains or other similar above-ground or subsurface structures present on or under the Real Property.

       5.14 Post Balance Sheet Changes: The Company has not (a) mortgaged, pledged or subjected to lien, charge or other encumbrance any asset, tangible or intangible, other than the lien of current or real property taxes not yet due and payable; (b) suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its assets or its business;
(c) made or suffered any amendment or termination of any material business; (d) received notice or had knowledge of any labor organizing efforts or labor trouble other than routine grievance matters, none of which is material; (e) revalued any of its assets; or (f) entered into any transactions not in the ordinary course of business.

       5.15 Compliance with Laws and Licenses: Schedule 4E is an accurate and complete list of all of the Licenses issued to or held by the Company. Except for such non-compliance which could not have a materially adverse effect upon the Assets or the operation of the Company's business, the Company has complied with the Licenses listed on Schedule 4E and all laws, rules, regulations and ordinances of any government or governmental agency. Neither the ownership nor use of the Company's properties nor the conduct of its business conflicts in any material respect with the rights of any other person, firm or corporation. Neither Seller nor the Company is in violation of, or in default under, any terms or provisions of any lien, mortgage, lease, license, deed of trust, agreement, instrument, order, judgment or decree, except for such violations or defaults which could not have a materially adverse affect upon the Assets or the operation of the Company's business. All of the Licenses listed on Schedule 4E are valid and binding and in full force and effect without conditions. There is not under any License listed on Schedule 4E any default by either Seller or the Company or any event which, after notice or lapse of time, or both, would constitute a default, which, in either case, could result in a revocation, termination, non-renewal or impairment of such License. The Company has delivered true and complete copies of all Licenses listed on Schedule 4E (together with any and all amendments thereto) to Buyer. All reports of Sellers and the Company to municipal authorities are true in all material respects and have been duly filed. Other than the Licenses listed on Schedule 4E, the Seller and the Company require no license, franchise or permit to carry on the Company's business as now conducted. None of the Licenses listed on Schedule 4E would be breached by virtue of the transactions contemplated hereby, provided the Consents are obtained.

       5.16 Condition of the Company's Assets: All of the Company's tangible Assets are currently in good and usable condition and are fit for their intended purposes, ordinary wear and tear excepted. There are no defects in such Assets or other conditions which, in the aggregate, materially and adversely affect the operation or value of such Assets. Such Assets and the other properties being leased by the Company pursuant to the leases described on Schedule 4B, 4K, or 4L delivered by Seller pursuant to Section 4.5 constitute all of the operating Assets being utilized by the Company in the conduct of its Business.

       5.17 Real Estate: The Company does not own any real property in fee simple. Schedule 4K contains a complete list and description of all leases to which the Company is a party or of which the Company is a beneficiary. Schedule 4K includes a full legal or location description of the Real Property which is the subject of such leases. All of the leases required to be listed on Schedule 4K are valid, binding and enforceable in accordance with their respective terms, except as noted on Schedule 4K.

       5.18   Employees:

                    (A) Seller has no information indicating that any management or key employee of the Company intends to terminate his employment with the Company. To the best of knowledge of the management of the Seller, there is not pending or threatened any labor dispute, strike or work stoppage against the Company. To the best knowledge of the management of the Seller, neither the Company nor any representative or employee of the Company has committed any unfair labor practices in connection with the operation of the Company's Business, and there is not pending or threatened any charge or complaint against the Company by the National Labor Relations Board or any comparable state agency. To the best knowledge of the management of the Seller, the Company is not, and will not become, liable for any retroactive workers' compensation insurance premiums or retroactive unemployment compensation experience ratings or charges in connection with the operation of its Business relating to the period of time prior to the date of this Agreement.

                    (B) Schedule 4H contains, as of the dates shown on such Schedule, accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) and shows each such employee's compensation for the two
              (2) years immediately prior to the date of this Agreement, including amounts and dates of change in compensation, of all employees of the Company (grouped by categories as indicated thereon), together with information as to any employment contracts or severance arrangements involving the indebtedness of such employees to the Company and any arrangements involving the indebtedness of the Company to such employees in any amount.

                    (C) The Company is not a party to any collective bargaining agreement or any employment agreement with any employee of the Company, other than oral employment agreements at the sufferance of the Company. The Company has complied in all material respects and shall comply in all material respects with all laws and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, discrimination and the payment of Social Security or similar taxes. There are no unfair labor practice charges or claims pending against the Company, nor any pending or, to the best of Seller's or the Company's knowledge, threatened charges against the Company with respect to any wage and hour, employment discrimination or other statutory violation by the Company. There is no union campaign being conducted to solicit cards from employees to authorize the union to request an NLRB certification election with respect to any employees of the Company.

       5.19 Changes in Suppliers and Customers: Seller is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to the Company intends to cease selling such products to the Company or to limit or reduce such sales of products to the Company nor is Seller aware of any fact which indicates that any major customer of the Company intends to terminate, limit or reduce its business relations with the Company.

       5.20 Intangible Property Rights: Schedules 4C and 4E are true and complete lists of all Intangibles applied for, issued to or owned by the Company or under which the Company is licensed or franchised. All of the Intangibles required to be listed on Schedules 4C and 4E are valid and in good standing are assignable and, to Seller's knowledge, uncontested, and the Company has delivered to Buyer copies and required assignments of all documents establishing those Intangibles. The Intangibles listed on Schedules 4C and 4E are all such property necessary to operate the business of the Company as now operated. The Company is not infringing upon or otherwise acting adversely to any Intangibles owned by any other person or persons. No employee of the Company has any right in or to the Company's proprietary information, including without limitation, computer programs used in the Company's business.

       5.21 No Brokers or Finders: No person, firm or corporation has any right, interest or valid claim against Seller or the Company for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

       5.22   ERISA:

                    (A) All "employee benefit plans," as defined in Section 3(3) of ERISA, sponsored, maintained or contributed to by the Company are listed on Schedule 4N(g) hereto, and complete and accurate copies of the plans (or related insurance policies) have been furnished to Buyer. Except as disclosed in Schedule 4N(g), the Company is not a party to, does not have in effect or to become effective after the date of this Agreement any bonus, cash or deferred compensation, severance, medical, health or hospitalization, pension, profit sharing or thrift, retirement, stock option, employee stock ownership, life or group insurance, death benefit, welfare, salesmen incentive, vacation, sick leave, disability, trust agreement, arrangement or other welfare or pension benefit plan (as such terms are defined by ERISA).

                    (B)    Each employee benefit plan required to be listed in
              Schedule 4N(g) hereto has been administered in compliance with applicable provisions of ERISA and the Code.

                    (C) All reporting and disclosure requirements under ERISA and the Code for the plans listed in Schedule 4N(g) hereto have been complied with, except for such non-compliance which could not result in a termination or fine or have a materially adverse affect upon such plans.

                    (D) All benefits provided under all employee benefit plans listed in Schedule 4N(g) hereto are covered by insurance, other than Company policies for profit sharing, sick leave, personal leave and vacation.

                    (E) The Company does not contribute to and is not required to contribute to any "multi-employer plan," as defined in
              Section 414(f) of the Code and Section 3(37) of ERISA, and the Company has not incurred or does not reasonably expect to incur any "withdrawal liability" under Section 4201 ET SEQ. of ERISA.

                    (F) Neither Buyer, nor any trade or business under common control with Buyer (within the meaning of Sections 414(b) and 414(c) of the Code) or any officers, directors, employees or affiliates of the same shall, from and after the Closing Date, have any liability, obligation or responsibility with respect to any employee benefit plan maintained or provided by the Company, or any affiliate thereof, before the Closing Date (including but not limited to liability for contributions to or the benefits payable under any such employee benefit plan), except for the continuation of insurance plans, the continuation of insurance protection to employees as mandated by applicable law or such benefits as Buyer, in its sole discretion, may determine to provide to the Company's employees after the Closing Date.

       5.23 Insurance: Schedule 4D is an accurate and complete list of all fire, theft, casualty, liability and other insurance policies insuring the Company, its business, or any of the Assets, specifying the type and amount of coverage and expiration dates. All such policies are in full force and effect. No insurance policy of the Company has been canceled and no application of the Company for an insurance policy has been rejected during the past five years.

       5.24 Full Disclosure: There has been and will be no material change in the information set forth in the documents furnished or schedules or exhibits to this Agreement between the date of such schedule or exhibit and the date of this Agreement or the Closing Date. Seller has not knowingly withheld from Buyer any material fact relating to the Assets, Business, Operations, Financial Condition or Prospects of the Company. No representation or warranty in this Agreement or other document furnished in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact required to be stated therein to make the statements therein not misleading. Without limiting the scope of the foregoing, Seller is not aware of any change or occurrence that has taken place or is pending that could have a material adverse effect on the value of the Assets or the Business of the Company, or the ability of the Company to operate its Business subsequent to the Closing Date in the manner in which it has been operated by the Company before the Closing Date, or which could materially increase the costs incurred by the Company in operating its business subsequent to the Closing Date, including any pending or present change in any law or regulation, or other requirements, concerning license or approvals.

       5.25 The representations and warranties made by Seller in this Agreement are made as of the date of this Agreement and as of the Closing Date. Such representations and warranties shall survive the Closing date and shall continue until their expiration in accordance with the terms of this Agreement.

6.  Representations and Warranties of Buyer

       The Buyer hereby represents and warrants to the Seller as follows:

       6.1 Organization and Standing: Buyer is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

       6.2 Corporate Authorization: The execution, delivery and performance of this Agreement by Buyer have been duly authorized by proper corporate action of Buyer and are within its corporate powers. This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

       6.3 No Brokers or Finders: No person, firm or corporation has any right, interest or valid claim against Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

       6.4 Property Lease: On the Closing Date, Buyer shall enter into a lease agreement or assignment for the property located at 1119 Mercer Street, Seattle, Washington. Such lease agreement shall be in the form of Exhibit T to this Agreement.

       6.5 Personal Service Agreements: On the Closing Date, Buyer shall offer to enter into non-compete agreements or employment agreements with Howard Lowen and Sandy Roth; which employment agreements will include covenants not to compete, the terms of which will be specified on Exhibit U, attached hereto.

       6.6 No Defaults: The Buyer is not in default or breach under any provisions of this Agreement or any other Agreement between the parties on the date of this Agreement and will not be in default or breach as of the Closing.

       6.7 Lawsuits, Proceedings, etc.: Except as disclosed to Seller in writing there is no action or proceeding (whether or not purportedly on behalf of the Buyer) pending or threatened against the Buyer, nor, to the best knowledge of Buyer, does there exist any basis therefor, which might result in any adverse change in the condition, financial or otherwise, of the Buyer's Business or Assets. No order, writ, or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Buyer's Assets or properties or in the financial condition of the Buyer or its Business. The Buyer is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.

       6.8 No Breaches: The Buyer is not in violation of, and the execution, delivery and performance of this Agreement will not result in any breach or acceleration of, any of the terms or conditions of its articles of incorporation or bylaws or of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Buyer is a party or by which its Assets are bound, nor will they result in any violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Buyer may be bound or to which any of its Assets are subject.

       6.9 The representations and warranties made by Buyer in this Agreement are made as of the date of this Agreement and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall continue until their expiration in accordance with the terms of this Agreement.

7.  Employees

       7.1 Buyer will not subsequent to Closing, have any obligation to offer employment to any individuals employed by Seller, except as indicated by
Section 6.5.  Except as disclosed pursuant to

Section 4.5, 4N (f) (g) (h), there are no other written or oral agreements or commitments to employees which cannot be terminated at any time by Seller.

       7.2 Whether or not Buyer after Closing offers employment to any employee of Seller, Seller shall retain and remain solely liable for any and all claims, including without limitation, retirement benefits, accrued vacation, workman's compensation and medical claims which arise out of, are associated with or are based upon conditions or events which occurred prior to Closing.

8.  Closing

       8.1 General Procedure: At the Closing each party shall deliver to the other party, in form and substance satisfactory to the other party, such documents, instruments and materials required to effectuate the provisions of this Agreement.

       8.2 Time and Place: The Closing shall take place on January 1, 1996 in Seattle, Washington, or such other later date as is mutually agreed to by the parties. If the closing has not occurred on or before March 1, 1996, the Closing Date shall be on a date selected by the Buyer upon not less than 10 days prior written notice to the Seller, at a time and place mutually determined.

9.  Conditions of Buyer's Obligation

       9.1 The obligation of Buyer to complete the purchase of the assets on the Closing Date in accordance with the terms set forth in this Agreement is, at the option of the Buyer, subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

              (A) Accuracy of Representations and Warranties: The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

              (B) Personal Service Agreements: Employees of Seller shall have entered into non-compete and/or employment agreements described in
       Section 6.5.

              (C) Opinion of Counsel: Buyer shall have received the opinion of Gary English of Casey and Pruzan, the Seller's legal counsel, dated the Closing Date and in form and substance satisfactory to Buyer's legal counsel, stating the substance of the representations and warranties set forth in Sections 5.2, 5.3, 5.8, 5.12 and 5.15 of this Agreement.
       Counsel shall be entitled to rely upon certificates of governmental officials and, as to factual matters, upon certificates of the president of the Company.

              (D) Delivery of Closing Documents: Seller shall have delivered to Buyer each of the items listed in Section 2.1 (Exhibits A through J),
       Section 4.5 and 4.6 and 5.7 Exhibits J, Q, R, V, W, X and such items shall be satisfactory in form to Buyer and include:

              1) A Bill of Sale transferring the assets to Buyer duly executed by Seller in the form attached as Exhibit Y.

              2) Assignments executed by Seller to the corporate name, trademarks, trade names, copyrights and other intangibles listed on Exhibit E in the form attached as Exhibit Z.

              3) Assignments or required consents executed by Seller or third parties for leases, licenses, contracts or other agreements listed in
       Section 4.5 herein and Exhibit D and Exhibit E attached hereto.

              4) Certified copy of corporate resolutions, and if required by statute shareholder approval authorizing the execution of this Agreement and the consummation by Seller of the transactions of the Agreement.

              (5) A letter executed by a duly authorized representative of Badger Martin, Ross and Smith authorizing Buyer to rely on its Independent Auditor's Report for Indian Arts and Crafts, Inc. dated December 31, 1995, and attached financial statements, and the consent of Badger Martin, Ross and Smith to the inclusion of such Independent Auditor's Report and attached financial statements in any SEC filings regarding the Company and the acquisition of the Company by Buyer as Buyer and its counsel deem necessary and appropriate; provided, however, that Bader, Martin, Ross & Smith shall be provided with a draft of the SEC filings prior to granting consent.

              (6) The results of UCC, tax, bankruptcy and judgment lien searches, obtained at Seller's expense and dated within seven (7) days prior to the Closing Date, in the name of the Seller, the Company and any trade name used by the Company in the Secretary of State's records of the States of Washington and Alaska, and in all appropriate local filing offices.

              (7) Appropriate payoff letters from the Company's creditors with respect to all Long-Term Debt and other indebtedness of the Company, and, if such debt is to be repaid pursuant to the terms of this Agreement, releases in form reasonably satisfactory to counsel for Buyer from all persons holding liens or other interests in any of the Assets (other than liens for current taxes not yet due and payable).

              (8) A Certificate of Good Standing for the Company from the State of Washington and the Articles of Incorporation of the Company certified by an appropriate government official as of the Closing Date, delivered within two weeks of the closing.

              (9) The Investment Letters executed by each of the Shareholders to whom the Buyer's Common Stock is to be issued pursuant to Section 3.1A herein, in the form of Exhibit AA.

              (10) The executed Property Lease which indemnifies the Buyer against regulatory claims with respect to all periods on or prior to the Closing Date.

              (11) All other documents, certificates, instruments and writings required hereunder to be delivered by the Company and/or Seller, or that may reasonably be requested by Buyer at or prior to the Closing Date.

              (12) Seller shall have conducted at its expense a Phase I environmental assessment of the site at which the Business is being conducted, the findings of which, in form and substance are acceptable to Buyer.

              (E) Covenants and Conditions: Seller shall have performed or caused the company to perform in all material respects all of his obligations and agreements and complied or caused the Company to comply in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with on or before the Closing Date.

              (F) Adverse Change: Between the date of this Agreement and the Closing Date, in Buyer's sole judgment, using a standard of reasonable business judgment, there shall have been no material adverse change in the Company or its condition (financial or otherwise), operations, business or prospects, and the Company shall not have suffered any material loss by fire, flood, act of God, natural disaster, blizzard, windstorm, or other casualty which has not been fully restored or replaced.

              (G) Legal Proceedings: There shall not be pending or threatened any lawsuit, claim, legal action, administrative proceeding or investigation involving either Seller, the Company, the Assets or the Shares which would materially adversely affect the Company, the Assets, the Shares of the transactions contemplated by this Agreement.

              (H) Licenses in Effect: All of the Licenses shall be in full force and effect on the Closing Date without conditions.

              (I) Encumbrances: Except for Permitted Liens (Exhibit J) there shall be no security interest, mortgage, pledge, conditional sales agreements, or other lien or encumbrance, affecting any of the Assets (other than liens for current taxes not yet due and payable).

              (J) Facility Leases: The Shareholders shall have executed and delivered to Buyer the Property Leases.

10.  Conditions to Obligations of Seller

       10.1 The obligation of Seller hereunder to complete the sale of the assets on the Closing Date on the terms set forth in this Agreement is subject to the satisfaction (or waiver by the Seller) of each of the following conditions:

              (A) Accuracy of Representations and Warranties: The representations and warranties of Buyer in this Agreement shall be correct in all material respects as of the Closing Date.

              (B) Personal Service Agreements: The Buyer shall have entered into the agreements described in Section 6.5.

              (C) Opinion of Counsel: Seller shall have received the opinion of Rider, Bennett, Egan & Arundel, the Buyer's legal counsel, dated the Closing Date and in form and substance satisfactory to Seller's legal counsel, stating the substance of the representations and warranties set forth in Sections 6.1 and 6.2.

              (D) Property Lease: Buyer shall have entered into or assumed the assignment of the lease agreements described in Sections 4.5 (4K) and 6.4.

              (E) Payment: Buyer shall have delivered the purchase price payment according to the terms of Section 3.1 (A), (B), (C), (D), and (E) of this Agreement.

              (F) Copies of the resolutions of Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as true and correct on the Closing Date by its Secretary or any Assistant Secretary.

              (G) A Certificate of Good Standing for Buyer from the State of Minnesota and Articles of Incorporation of Buyer certified by an appropriate government official as of the Closing Date.

              (H) Covenants and Conditions: Buyer shall have performed in all material respects all of its respective obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it on or before the Closing Date.

              (I) Legal Proceedings: There shall not be pending any injunction or legal restriction which, in the opinion of counsel to Sellers, makes unlawful or impossible the closing of the transactions contemplated hereby.

11.  Indemnification

       11.1 General: The covenants, representations and warranties contained in this Agreement shall survive the Closing.

       11.2   Indemnification of Seller:

              (A) Seller shall indemnify and hold Buyer harmless against and from any losses, claims, costs, demands, damages, suits or liabilities, including without limitation in each case the cost, expenses and attorney's fees reasonably incurred by Buyer resulting from, arising out of, incident to or based upon: (i) Seller's ownership of the Assets and activities associated with the conduct of the Business prior to Closing;
       (ii) any breach of any of the representations, covenants or warranties provided in this Agreement, or any misrepresentation in any certificate or document delivered to Buyer hereunder; or (iii) any claims by third parties alleging strict liability in tort, express or implied warranty or contract seeking compensation for property damage, bodily injury and or death related to or arising out of, incident to or associated with the design, manufacture, sale, installation, operation, use, service and/or maintenance of any product associated with the Business prior to Closing. Seller agrees to keep, pay and perform all such liabilities and obligations not expressly assumed hereunder by Buyer in accordance with their respective terms and conditions and shall indemnify, defend and hold harmless Buyer in respect thereto and any costs, expenses (including reasonable attorneys' fees), or other liabilities incurred by Buyer with respect to such liabilities and obligations of Seller.

              (B) Notwithstanding the foregoing, the liability of Sellers under this Section 11 shall be limited as follows:

                    (1) The Sellers' aggregate liability for any and all claims under this Section 11 shall be limited to a sum equal to the Purchase Price (which appears in Section 3.1).

                    (2) With respect to claims by third parties (including without limitation any federal, state or local governmental authority charged with enforcing environmental laws, tax authorities, customers, current and former employees and competitors) against the Company constituting a breach or breaches of the Sellers' representations and warranties contained in
              Section 5 hereof ("Third Party Claims"), Sellers shall have no indemnification obligations or liabilities with respect to Third Party Claims after the seventh anniversary of the date hereof or after the expiration of the applicable statute of limitations hereunder or with respect thereto.

       11.3   Setoff and Reconciliation of Values:

              (A) The exact value as of the Closing Date of Assets purchased and obligations being assumed by Buyer shall be reconciled and verified by Buyer subsequent to Closing.

              Should the verification determine at any time that:

                    (1) liabilities undisclosed on Exhibit G, H, or I which Buyer, in its sole discretion, elects to pay in order to preserve the business operations and reputation of the Business, including interest and attorneys' fees, to discharge such undisclosed liabilities will be set off as described below. This provision notwithstanding, the parties agree and acknowledge that Buyer is not assuming and shall not be required to pay any liabilities not disclosed on Exhibits G, H or I, attached hereto.

                    (2) any matter described in Section 11.2 above has arisen, the cost to Buyer of such breach will be set off as described below.

                    (3) there is a shortfall in the aggregate value of Current Assets, including:

                            i) Accounts or Notes Receivable listed on Exhibit B
                    which have been uncollectable for ninety (90) days past their payment date, or, in the case of invoices dated for extended payment in July, thirty (30) days past their July payment date, the amount of such uncollectables exceeding an aggregate amount equal to the Accounts Receivable Reserve for Bad Debt on the final IAAC Balance Sheet will, on August 31 after Closing be set off as described below. The Buyer will cooperate with the Seller on the collection of all Accounts Receivable. In the event that any Accounts Receivable, which have been deemed uncollectable at August 31 and set off under the provision herein, are later collected, then said collected amount shall accrue to the benefit of Seller.

                           ii) inventory at closing is less than the amount listed on Exhibit C, that shortfall exceeding $5,000 will be set off as described below.

              Any amounts to be set off in paragraphs 1 through 3 above will be applied against any amounts then owed by Buyer to Seller beginning with amounts owed for payment of principal or interest under the Notes. Amounts setoff under this provision will be adjustments to the Note portion of the purchase price as of the Closing Date. Buyer shall notify Seller in writing of the nature, reason and amount of Buyer's claim for setoff. Seller shall be entitled to contest any such claimed setoff by written notice to Buyer within thirty (30) days after the postmark date of Buyer's notice thereof. If Seller does not so contest, Buyer shall effect the setoff by reducing payments due under the Notes in the order of their maturity. If Seller does so contest, and within sixty (60) days of Buyer's original notice any dispute as to claimed setoff cannot be settled by the parties without arbitration, the dispute shall be resolved according to the provisions of Section (B) below.

              (B)   Disputes which arise under the provisions of this Section
       11.3 or under the provisions of any other section of this Agreement shall be resolved in Seattle, Washington through arbitration in accordance with rules and procedures of the American Arbitration Association for commercial transactions of such nature.

              (C) Shareholders Guaranty: The parties acknowledge and agree that Seller may make distribution of its assets to the Shareholders after consummation of the transactions contemplated by this Agreement. Because such distributions may leave Seller without significant assets, the Shareholders hereby jointly and severally guaranty the indemnity obligations of Seller, but only to the extent of distributions actually received from Seller. In the event of the existence of an indemnification liability hereunder, Buyer agrees to look first to the assets of Seller in accordance with the terms of this Agreement before looking to the Shareholders in accordance with this Section. To the extent that Buyer looks to the Shareholders for satisfaction of any indemnification liability, such liability shall be satisfied as follows:

                    (i) First, by setoff against any amounts then owed by Buyer to the Seller or the Shareholders for payment of principal or interest pursuant to the Notes.

                    (ii) Second, by surrender of Buyer's common stock held by the Shareholders at its then current market value pursuant to the Pledge Agreement attached hereto as Exhibit __.

                    (iii) Third, by collection of any remaining amount of indemnification liability from the Shareholders, up to but not exceeding the amount of any distributions made by Seller to the Shareholders after the Closing Date.

              It is understood by the parties that claims made under this
              Section 11 may be, upon recovery by the Buyer, subsequently paid to third parties or may be retained by the Buyer, depending upon the nature of the claim. In the event an Indemnification Claim is determined to be payable to the Buyer and no claim must be subsequently paid by the Buyer to third parties, and such claim restores to the Buyer all of the Purchase Price (as defined in Section 3), then upon payment of such claim to the Buyer, Buyer agrees to deliver back to the indemnifying party those Assets which were purchased pursuant to this Agreement and which remain in the possession of Buyer. Such return of Assets shall be limited solely to those identifiable Assets (not including cash or Assets which have been reduced to cash and not including assets which have been purchased to replace the Purchased Assets) which remain in the possession of Buyer.

       11.4 Indemnification of Buyer: Buyer shall indemnify and hold Seller harmless against and from any losses, claims, costs, demands, damages, suits or liabilities, including, without limitation, in each case the costs, expenses and attorney's fees reasonably incurred by Seller resulting from, arising out of or based upon: (i) any breach of any of the representations, covenants, warranties provided in this Agreement, or any misrepresentation in any certificate or document delivered to Seller hereunder; or (ii) Buyer's operation of the Business subsequent to Closing.

       11.5 Indemnification Claims - Interest: Interest on any claim for indemnification pursuant to this Section 11 shall accrue at a rate equal to the reference rate as publicly announced from time to time by Norwest Bank National Association, Minneapolis, Minnesota, from the date the claim arose until the claim is satisfied by payment.

       11.6 Legal Proceedings: In the event Buyer or Seller become involved in any legal, governmental or administrative proceeding which may result in damage to such party, or if any such proceeding is threatened or asserted which will damage the business or reputation of the Company, such party shall promptly notify the indemnifying party in writing and in full detail of the filing, or the threat or assertion of such filing, and of the nature of any such proceeding. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Indemnified Party with respect to such claim.

       11.7 Bulk Sales Compliance: Seller has agreed to indemnify and hold Buyer harmless from all liabilities arising from its operation of business that have not been assumed by Purchaser as set forth above. In reliance upon said indemnification, Buyer waives and releases Seller from its obligation to execute and deliver an Affidavit listing creditors as required by Washington's Bulk Transfer Law.

12.    Remedies.

              A. Seller's Remedies: If the transaction contemplated by this Agreement is not consummated because of a default by Buyer of its obligations hereunder and provided Seller is not in default, Seller shall be entitled (but not required), to seek any other remedies which may be available, including money damages. In the event of a default by Buyer and the filing of a lawsuit which results in a final judgment (not subject to further appeal) in favor of Seller for damages or other remedy, Seller shall be entitled to reimbursement by Buyer of the reasonable legal fees and expenses incurred by Seller.

              B. Buyer's Remedies: The parties recognize that if Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, to seek any other remedies which may be available, including money damages. In the event of any action to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by Seller and the filing of a lawsuit which results in a final judgment (not subject to further appeal) in favor of Buyer for damages or other remedy, Buyer shall be entitled to reimbursement by Seller of the reasonable legal fees and expenses incurred by Buyer.

       12.1 Buyer shall not acquire any title to or right in the assets until Closing, and accordingly, all risk of loss with respect to the assets shall be borne by Seller.

       12.2 At Closing, the assets shall be in substantially the same condition as of the date of this Agreement except for normal transactions of the business, and ordinary wear thereof, provided, however, that if at Closing the assets shall have suffered loss or damage to an extent which substantially affects the value of such property, Buyer shall have the right, at its election, to either: (i) complete the acquisition with a reduction in the purchase price equal to the loss or damage, said reduction to be from the cash amount to be paid by Buyer to Seller as set forth in Section 3.1 (D); or (ii) to terminate this Agreement, in accordance with Section 13 hereof.

13.    Termination

       13.1 Mutual Termination: This Agreement may be terminated by mutual agreement of Buyer and Seller at any time.

       13.2 Default: This Agreement may be terminated by either Buyer or Sellers, if the terminating party is not then in material default, upon written notice to the other party, upon the occurrence of the following: prior to the Closing Date, Sellers or Buyer shall be come aware of any material breach of any representation, warranty, obligation or agreement by the other party (the "Breaching party"), they shall give prompt written notice to the Breaching Party of the nature of such breach. The Breaching Party shall use its best efforts to cure the breach prior to the Closing Date. If the Breaching Party has not cured the breach on or before the Closing Date, the parties shall negotiate in good faith a mutually acceptable compromise taking into account the economic effect of the breach on the Buyer or Sellers, as the case may be, and shall consummate the transactions contemplated hereby. If the parties are unable to reach agreement and consummate the transactions contemplated by this Agreement, the Closing shall be postponed and the Breaching Party shall use its best efforts to cure the breach as soon as practicable. The exact date and time of the postponed Closing Date shall be agreed upon by Buyer and Sellers, provided that in no event shall the postponed Closing Date occur after March 31, 1996. If the Breaching Party has not cured the breach before that date, then if Buyer is the nondefaulting party, it shall have all rights and remedies provided in this Agreement and at law or equity, including without limitation, that the Sellers shall be liable to Buyer for any damages incurred or suffered by Buyer.

14.    Miscellaneous

       14.1 Binding Effect: This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and assigns.

       14.2 Governing Law: This Agreement shall in respects of substantive issues be governed by, and enforced and interpreted in accordance with, the laws of the State of Washington.

       14.3 Notices: All notices or other communications provided for herein shall be in writing and shall be deemed validly given, when delivered personally or sent by registered or express mail, postage prepaid, and, pending the designation of another address, addressed as follows:

       If to Seller:                    Howard Lowen
                                        4560 NE 89th
                                        Seattle, WA 98115
                                        (B) 206-622-2855
                                        (H) 206-524-5660
                                        Fax:  206-622-4285 (advance notice
Please)

       With a copy to:             Attn:  Alvin Martin
                                        Bader Martin Ross
                                        1000 2nd Ave.  34th floor
                                        Seattle, WA 98104
                                        (B) 206-667-0308 (direct)
                                        (H) 206-824-1528
                                        Fax:  206-682-1874

                                        Gary English
                                        Casey and Pruzan
                                        18th floor, Pacific Bldg.
                                        720 3rd Ave.
                                        Seattle, WA 98104
                                        (B) 206-623-3577
                                        (H) 206-641-7909
                                        Fax:  206-623-3649

       If to Buyer:                E. D. Willette
                                        Vaughn Communications, Inc.
                                        5050 West 78th Street
                                        Minneapolis, Minnesota  55435

       With a copy to:             Rider, Bennett, Egan & Arundel
                                        Attn:  Barry Clegg
                                        2000 Lincoln Center
                                        333 South Seventh Street
                                        Minneapolis, Minnesota  55402

                                        M. Charles Reinhart
                                        Vaughn Communications, Inc.
                                        5050 West 78th Street
                                        Minneapolis, Minnesota  55435

       14.4 Entire Agreement and Counterparts: This Agreement, the exhibits attached hereto, and schedules delivered pursuant to the provisions hereof, set forth the entire agreement between Seller and Buyer relating to the transaction contemplated herein, superseding any prior oral or written agreement or understanding between them. This Agreement shall be amended or modified only by written instrument signed by both parties.

       14.5 Assignment: Seller hereby agrees that Buyer may assign its rights, and delegate its responsibilities, under this Agreement, including to a wholly-owned subsidiary corporation, in which case the Buyer shall remain fully obligated to on all responsibilities and duties hereunder in all events and shall use its best efforts cause such subsidiary corporation to complete the purchase of the assets in the manner contemplated by this Agreement. The provisions of this Section notwithstanding, this Agreement is not intended to and shall not create any rights or third parties not signatories to this Agreement with respect to Buyer or its assets.

       14.6 Expenses, Taxes: Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that in the event a full certified Audited Financial Statement is required by the Buyer, the audit fee for the audit agreed to under this Agreement shall be split equally between Seller and Buyer.

       14.7 Publicity: All notices to third parties and other publicity relating to the matters contemplated by this Agreement shall be jointly planned and coordinated between Seller and Buyer, and neither party shall unilaterally release such notices or publicity without the prior written approval of the other party.

       14.8 Negotiation: Unless this Agreement is terminated, Seller will not enter into negotiations with any other party for the sale of the Company's assets or the Shares.

       14.9 Exhibits: The Exhibits and Schedules shall be deemed to be incorporated by reference in this Agreement as if fully set forth herein.

       IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date set forth in the first paragraph.

INDIAN ARTS AND CRAFTS, INC.                      VAUGHN COMMUNICATIONS, INC.



By _______________________                   By___________________________
   Howard Lowen                                     E. David Willette
Its ______________________                     Chairman
    Title

SHAREHOLDERS


- ------------------------------
Howard Lowen


- ------------------------------
Jeanette Lowen


- ------------------------------
Janice Lowen


- ------------------------------
Howard Lowen
Trustee for David Lowen


- ------------------------------
Howard Lowen
Trustee for Daniel Lowen